EXHIBIT 99.1

NEWS RELEASE

                                                         FOR RELEASE TIME ASAP
                                                         MAY 28, 2009


 AEHI ELECTS ANOTHER SENIOR NUCLEAR EXPERT, MIKE SELLMAN, TO BOARD OF DIRECTORS

Boise, Idaho, May 28, 2009 - Alternate Energy Holdings, Inc (OTC: AEHI.PK): Don Gillispie, Chairman and CEO, is extremely pleased to announce the election of Mike Sellman to the AEHI board of directors. Mr. Sellman began his career designing reactor cores for Admiral Rickover's Nuclear Navy and then moved to commercial nuclear power. There he progressed from plant manager at Prairie Island Nuclear Plant; General Manager or Site VP at ANO, River Bend and Waterford Nuclear Stations; President of Maine Yankee Power Company, Chief Nuclear Officer of Wisconsin Electric Company and finally President and CEO of the Nuclear Management Company that operated 8 nuclear stations in the mid-west. He has served on the boards of all of the nuclear industries key organizations; Insitute of Nuclear Power Operations, Nuclear Energy Institute and American Nuclear Society among others. He also consults internationally and to Idaho National Laboratory.

AEHI is proposing an advanced nuclear reactor in Mexico to desalinate sea water into potable water for the southwestern US. The company has an MOU for land-water for an advanced nuclear reactor site plus joint venture on solar at the Colorado Energy Park near Pueblo, CO. Also, the company is in early discussions regarding supplying a reactor to help remove oil from Tar Sands in Alberta, Canada. Another AEHI holding is Energy Neutral which uses technology and renewables to virtually eliminate energy bills for homes, businesses and farms, and is beginning to do business in Arizona, Colorado and Idaho.

The company has arrangements in several Asian countries, including China and Korea to obtain funding and strategic partners for its projects.

ABOUT ALTERNATE ENERGY HOLDINGS, INC. (WWW.ALTERNATEENERGYHOLDINGS.COM)

Alternate Energy Holdings develops and markets innovative clean energy sources. Current projects include the Idaho Energy Complex, an advanced nuclear plant and bio-fuel generation facility, energy-neutral home and business technology (WWW.ENERGYNEUTRALINC.COM), Colorado Energy Park and International Reactors, Inc., which assists developing countries with nuclear reactors for power generation, production of potable water and other suitable applications.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release may contain certain forward-looking statements within the meaning of Sections 27A & 21E of the amended Securities and Exchange Acts of 1933-34,which are intended to be covered by the safe harbors created thereby. Although AEHI believes that the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that these statements included in this press release will prove accurate.


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